Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 4 AND WAIVER TO AMENDED AND RESTATED

TERM LOAN AGREEMENT

AMENDMENT NO. 4 AND WAIVER TO AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of May 19, 2021, and effective March 31, 2021 (this “Amendment No. 4”), is by and among MEDIACO HOLDING INC., an Indiana corporation (“MediaCo”), MEDIACO WQHT LICENSE LLC, an Indiana limited liability company (“MediaCo WQHT”) and MEDIACO WBLS LICENSE LLC, an Indiana limited liability company (“MediaCo WBLS”), FMG Kentucky, LLC, a Delaware limited liability company (“FMG Kentucky”), Fairway Outdoor LLC, a Delaware limited liability company (“Fairway”) and FMG Valdosta, LLC, a Delaware limited liability company (“FMG Valdosta”) the other Persons party hereto that are designated as “Borrowers” (collectively with MediaCo, MediaCo WQHT, MediaCo WBLS, FMG Kentucky, Fairway and FMG Valdosta, the “Borrowers” and each a “Borrower”), GACP FINANCE CO., LLC, a Delaware limited liability company (in its individual capacity, “GACP”), as administrative agent and collateral agent (in such capacities, the “Term Agent”) for the financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself, and the Lenders.

W I T N E S S E T H :

WHEREAS, Term Agent, Lenders, Borrowers and others have entered into financing arrangements pursuant to which Lenders (or Term Agent on behalf of Lenders) have made loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Term Loan Agreement, dated as of December 13, 2019, (a) as amended by that certain Amendment No. 1 and Waiver to Amended and Restated Term Loan Agreement (“Amendment No. 1”), dated as of February 28, 2020, (b) as supplemented by that certain Borrower Joinder Agreement, dated as of March 13, 2020, (c) as amended by that certain Amendment No. 2 to Amended and Restated Term Loan Agreement (“Amendment No. 2”), dated as of March 27, 2020, (d) as amended by that certain Amendment No. 3 to Amended and Restated Term Loan Agreement (“Amendment No. 3”), dated August 28, 2020 and (e) as modified by that certain Forbearance Agreement dated May 18, 2021 (the “Forbearance Agreement”) (as may be further amended, restated and otherwise modified prior to the date hereof, the “Loan Agreement”) and the other Loan Documents;

WHEREAS, as of the date hereof, Events of Default have occurred, or will have occurred as of May 30, 2021, as described on Exhibit A hereto (the “Specified Events of Default”);

WHEREAS, Borrowers have requested that the Lenders and Term Agent make certain amendments set forth in Section 2 below, including, inter alia, (1) modifying the amortization schedule, (2) modifying the advance rates for the Billboard Borrowing Base and Radio Borrowing Base, (3) modifying the requirements for compliance with the Consolidated Fixed Charge Coverage Ratio in Section 5.22 and (4) modifying the definition of Consolidated Fixed Charge Coverage Ratio and the terms of compliance therewith;

WHEREAS, Borrowers, Lenders and Term Agent have agreed to waive the Specified Events of Default and make certain additional amendments to the Loan Agreement on the terms set forth herein;

WHEREAS, Section 8.1 of the Loan Agreement provides that, among other things, the Borrowers and the Lenders may make certain amendments to the Loan Agreement and the other Loan Documents for certain purposes; and

WHEREAS, by this Amendment No. 4, Term Agent, Lenders signatory hereto and Borrowers intend to evidence and effect such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Interpretation. For purposes of this Amendment No. 4, all terms used herein which are not otherwise defined herein, including, but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 4.

2. Amendments

(a) Section 1.3(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Interest on the Term Loan (other than interest payable at the PIK Rate) shall be paid in cash in arrears on each Interest Payment Date. Interest on the Term Loan payable at the PIK Rate shall be paid in kind and added to the aggregate outstanding principal amount of the Term Loan on each Interest Payment Date. Interest shall also be paid in cash (i) on the date of any payment or prepayment of the Term Loan (on the amount so paid or prepaid) (other than interest payable at the PIK Rate) and (ii) on the Termination Date. Interest payable at the PIK Rate shall be paid in kind and added to the aggregate outstanding principal amount of the Term Loan on the date of any payment or prepayment of the Term Loan (on the amount so paid or prepaid).”

(b) Clause (ii) of the proviso in the first sentence of Section 1.5(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) except for any such prepayment of an amount up to $3,000,000 made in respect of the Fourth Amendment Prepayment, such prepayment shall be accompanied by interest on the amount so prepaid and any related Early Termination Fee.”

(c) Section 1.6(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Repayment of the Term Loan. Beginning with the Fiscal Quarter ending June 30, 2022 and on the last day of each calendar quarter thereafter (or, if such date is not a Business Day, on the immediately preceding Business Day), the Borrowers shall make quarterly payments of principal on the Term Loans in an amount equal to one and one quarter percent (1.25%) of the initial aggregate principal amount of the Term Loans.”

(d) Section 5.5(k) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(k) Indebtedness of the Borrower Representative owed to SG Broadcasting under the SG Broadcasting Subordinated Notes, provided that the aggregate original principal amount of such Indebtedness shall not exceed $23,250,0001; provided further that following the June 2021 Contribution, the aggregate original principal amount of such Indebtedness shall not exceed $24,250,0002; provided further that if the Fourth Amendment Backstop Contributions are contributed, the aggregate original principal amount of Indebtedness permitted to be incurred under this clause (k) shall increase by the amount so incurred up to an additional $3,000,000 such that the total aggregate original principal amount of Indebtedness to be incurred under this clause shall not exceed $27,250,000.”

[1]	NTD – Includes $3M prepayment.
[2]	NTD – Includes $1M June 2021 Contribution.

(e) Section 5.22(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Minimum Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio, measured as of the last day of any Fiscal Quarter of the Borrowers, to be less than (i) 1.10 to 1.00, through and including March 31, 2020, (ii) 1.00 to 1.00, on and after April 1, 2020 through and including December 31, 2022, and (iii) 1.10 to 1.00, on and after January 1, 2023.”

(f) Section 6.1(p) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(p) Borrowers shall fail to satisfy the requirements set forth in (x) Sections 5 and 6 of Amendment No. 1, (y) Section 6 of Amendment No. 3 or (z) Section 6 of Amendment No. 4, in each case, on or before the date specified therein or such later date as determined by the Term Agent in its sole discretion.”

(g) The following definitions set forth in Section 10.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable BCF Multiple” means, with respect to Billboard Cash Flow of the Borrowers attributable to billboards, 5.0.

“Applicable Margin” means (a) seven and one half percent (7.50%) per annum plus, (b) commencing on the Amendment No. 4 Execution Date, if applicable, the PIK Rate.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA (including amounts that are: (x) contributed as Indebtedness of the Borrower Representative owed to SG Broadcasting to the extent permitted to be incurred by this Agreement (including the SG Broadcasting Subordinated Notes (including any SG Broadcasting Subordinated Notes issued after the date hereof to evidence any amount of the Post-Fourth Amendment Effective Date Contributions contributed as Subordinated Indebtedness)) or (y) contributed to the Borrower in the form of cash equity contributions from SG Broadcasting, and excluding amounts used for the repayment of Indebtedness (other than the Fourth Amendment Prepayment and the repayment of principal under the Term Loans pursuant to Section 1.6(a) of this Agreement; for the avoidance of doubt, any amounts used to repay either the Emmis Radio Seller Note or the Emmis working capital loan that is guaranteed by SG Broadcasting, shall not be added back to Consolidated EBITDA for purposes of this definition), plus without duplication and to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (1) each “Amendment Fee” paid in kind and/or paid in cash, as applicable, and (2) reasonable and documented legal fees, in the case of each of clauses (1) and (2), pursuant to the terms of and as defined in each of Amendment No. 2, Amendment No. 3 and Amendment No. 4, to (b) the sum of (i) Consolidated Interest Expense paid or payable in cash by Borrowers during such period (excluding, for the avoidance of doubt, any interest paid in kind and added to the aggregate outstanding principal amount of the Term Loan pursuant to Section 1.3(b)), plus (ii) all scheduled principal payments made by Borrowers during such period on account of Indebtedness

(including, without limitation, obligations with respect to Capital Leases, but excluding all voluntary and mandatory prepayments and all principal payments made in connection with any revolving credit facility which do not result in a permanent reduction of such facility), plus (iii) Restricted Payments paid in cash by MediaCo during such period, in each case determined in accordance with GAAP to the extent applicable, plus (iv) Unfinanced Capital Expenditures paid in cash by Borrowers during such period, plus (v) the aggregate amount (but not less than $0) of federal, state, local and foreign income taxes paid in cash by Borrowers during such period provided that, notwithstanding anything to the contrary contained herein, solely for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Original Closing Date, the amount of the items set forth in clauses (b)(i) and (b)(ii) above shall be calculated for the period from the Original Closing Date through and including the date of determination and multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period.

“Radio Borrowing Base” means, as of any date of determination, the result of:

(a) 70% of the appraised value of the Emmis FCC Licenses based on the most recently delivered Acceptable Appraisal, less

(b) Reserves.

“SG Broadcasting Subordinated Note” means each of (x) Second Amended and Restated Unsecured Promissory Note, dated as of March 27, 2020, made by MediaCo to SG Broadcasting, in the original principal amount of $20,000,000, (y) Amended and Restated Unsecured Convertible Promissory Note, dated December 8, 2020, made by MediaCo to SG Broadcasting, in the original principal amount of $250,000 and (z) if the Post-Fourth Amendment Effective Date Contributions are contributed as Subordinated Indebtedness, any unsecured promissory note or notes issued evidencing such Post-Fourth Amendment Effective Date Contributions in the original principal amount of up to $4,000,000 collectively.

“SG Broadcasting Subordinated Note Subordination Agreement” means the Third Amended and Restated Shareholder Note Subordination Agreement, dated as of May 19, 2021, by and between SG Broadcasting and the Term Agent.”

(h) The following definitions shall be added to Section 10.1 of the Loan Agreement in proper alphabetical order:

“ “Amendment No. 4” means the Amendment No. 4 to Amended and Restated Term Loan Agreement, dated as of the Amendment No. 4 Execution Date and effective as of March 31, 2021, by and among the Borrowers, the Term Agent and the lenders party thereto.

“Amendment No. 4 Execution Date” means May 19, 2021.

“Fourth Amendment Backstop Contributions” has the meaning set forth in Amendment No. 4.

“June 2021 Contribution” has the meaning set forth in Amendment No. 4.

“PIK Rate” means, at all times when (x) the advance rate set forth in clause (a) of the definition of Radio Borrowing Base must be in excess of 60% or (y) the Applicable BCF Multiple must be in excess of 3.50, in either case, to achieve minimal compliance with the covenant set forth in Section 5.21, one percent (1.00%).

“Post-Fourth Amendment Effective Date Contributions” has the meaning set forth in Amendment No. 4.”

3. Waiver. Subject to the satisfaction of the conditions set forth in Section 5 below and in reliance upon the representations and warranties set forth in Section 4 below, Term Agent and Lenders hereby waive the Specified Events of Default. For the avoidance of doubt, the foregoing waiver shall not be deemed to be a waiver of any other existing or hereafter arising Defaults or Events of Default or any other deviation from the express terms of the Loan Agreement or any other Loan Document. This is a limited waiver and shall not be deemed to constitute a consent or waiver of any other term, provision or condition of the Loan Agreement or any other Loan Document, as applicable, or to prejudice any right or remedy that Term Agent or any Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document.

4. Representations and Warranties. Each Loan Party, jointly and severally, hereby:

(a) reaffirms all representations and warranties made to Term Agent and Lenders under the Loan Agreement and all of the other Loan Documents and confirms that all are true and correct in all material respects as of the date hereof except to the extent that (i) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects and (ii) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, if such representations or warranties are qualified by a materiality standard, in all respects as of such earlier date));

(b) reaffirms all of the covenants contained in the Loan Agreement;

(c) represents and warrants that, after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing;

(d) represents and warrants that the execution, delivery and performance by each Loan Party of this Amendment No. 4 and the other documents, agreements and instruments executed by any Loan Party in connection herewith (collectively, together with this Amendment No. 4, the “Amendment Documents”) and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) any law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

(e) represents and warrants that no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by any Loan Party of any Amendment Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect; and

(f) represents and warrants that each Amendment Document has been duly executed and delivered by each Loan Party thereto. This Amendment No. 4 constitutes, and each other Amendment Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5. Conditions Precedent. This Amendment No. 4 shall be effective upon the satisfaction of each of the following conditions precedent (the “Fourth Amendment Effective Date”):

(a) Term Agent shall have received counterparts of this Amendment No. 4, duly authorized, executed and delivered by Borrowers, Term Agent and the Lenders;

(b) Term Agent shall have received counterparts of the Third Amended and Restated Shareholder Note Subordination Agreement, duly authorized, executed and delivered by Borrowers and Term Agent in form and substance reasonably acceptable to Term Agent;

(c) No Default or Event of Default shall have occurred and be continuing;

(d) The Borrowers shall have reimbursed the Term Agent, for all reasonable and documented fees, costs and expenses incurred through the Fourth Amendment Effective Date (including, without limitation, Attorney Costs related to the preparation, negotiation, execution, delivery of this Amendment No. 4);

(e) Term Agent shall have evidence that each of the Loan Parties is in good standing in its respective jurisdiction of organization;

(f) Term Agent shall have received a certificate of an Authorized Officer of the Borrower dated as of the Fourth Amendment Effective Date certifying the representations set forth in Section 4 hereof;

(g) Borrower shall have repaid an aggregate principal amount of the Term Loans in an amount equal to at least $3,000,000 (the “Fourth Amendment Prepayment”) since the Forbearance Effective Date as defined in the Forbearance Agreement; and

(h) Borrower shall have paid the Amendment Fee (as defined below).

6. Post-Closing Obligations.

(a) Standard General Controlled Funds shall invest (the “Post-Fourth Amendment Effective Date Contributions”) (i) at least an additional $1,000,000 in MediaCo and its Subsidiaries on or before June 1, 2021 (the “June 2021 Contribution”), and (ii) solely to the extent that either (I) Liquidity falls below $3,500,000 or (II) the Consolidated Fixed Charge Coverage Ratio, is less than 1.00 to 1.00, in each case, at any time on or before June 30, 2022, the minimum amount necessary for (I) Liquidity to be greater than or equal to $3,500,000 and (II) the Consolidated Fixed Charge Ratio to be greater than or equal to 1.00 to 1.00 after each such investment, up to an aggregate amount equal to the lesser of (x) $3,000,000 and (y) the amount resulting from $4,000,000 minus the amount of the June 2021 Contribution, in MediaCo and its Subsidiaries (the “Fourth Amendment Backstop Contributions”), in the case of each of clauses (i) and (ii), in the form of Subordinated Indebtedness, it being understood that such Subordinated Indebtedness shall be evidenced by a subordinated note substantially in the form of the existing SG Broadcasting Subordinated Notes or otherwise in a form satisfactory to the Term Agent.

(b) On or prior to May 31, 2021, the Borrower shall cause Ernst & Young LLP to deliver an unqualified opinion on the audited annual financial statements for the Fiscal Year ended December 31, 2020. For the avoidance of doubt, the parties acknowledge and agree that such opinion may be dual-dated.

7. Amendment Fee. An amendment fee equal to 0.50% of the aggregate outstanding principal amount of the Term Loan (the “Amendment Fee”) shall be paid in cash, which Amendment Fee shall be fully earned on the Fourth Amendment Effective Date and shall not be refundable for any reason whatsoever.

8. General.

(a) Effect of this Amendment No. 4. Except as expressly provided herein, no other consents, waivers, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

(b) Expenses. Borrowers agree to pay on demand all expenses of Term Agent and Lenders in connection with the administration of this Amendment No. 4 in accordance with Section 8.5 of the Loan Agreement.

(c) Governing Law. This Amendment No. 4 shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

(d) Submission to Jurisdiction; Service of Process; Waiver of Jury Trial. SECTIONS 8.18(a) THROUGH (d) AND SECTION 8.19 OF THE LOAN AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT NO. 4 MUTATIS MUTANDIS AND SHALL APPLY HERETO AS IF ORIGINALLY MADE A PART HEREOF.

(e) Binding Effect. This Amendment No. 4 shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(f) Counterparts, etc. This Amendment No. 4 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 4 by telecopier or by electronic transmission of a pdf formatted counterpart shall be effective as delivery of a manually executed counterpart of this Amendment No. 4.

(g) Financing Document. This Amendment No. 4 constitutes a Loan Document.

(h) Reaffirmation. Each of the undersigned Loan Parties acknowledges (i) all of its Obligations under the Loan Agreement and each other Loan Document to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Loan Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment No. 4, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Obligations and (iv) the execution of this Amendment No. 4 shall not operate as a waiver of any right, power or remedy of Term Agent or any other Secured Party, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

(i) Release. In consideration of the agreements of Term Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Term Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Term Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known as of the date of this Amendment No. 4, both at law and in equity, which each Borrower, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 4, in each case for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

MEDIACO HOLDING INC., as the Borrower Representative and a Borrower

By:	/s/ Ryan A. Hornaday
Name: Ryan A. Hornaday
Title: Executive Vice President, Chief Financial Officer and Treasurer

MEDIACO WQHT LICENSE LLC
MEDIACO WBLS LICENSE LLC
FAIRWAY OUTDOOR LLC, each as a Borrower
Each By: MEDIACO HOLDING INC.,
its sole member and manager

Each By:	/s/ Ryan A. Hornaday
Name: Ryan A. Hornaday
Title: Executive Vice President, Chief Financial Officer and Treasurer

FMG KENTUCKY, LLC
FMG VALDOSTA, LLC, each as a Borrower
Each By: FAIRWAY OUTDOOR LLC,
its sole member and manager

Each By:	/s/ Ryan A. Hornaday
Name: Ryan A. Hornaday
Title: Treasurer

Amendment No. 4 to Amended and Restated Loan Agreement

GACP FINANCE CO., LLC, as Term Agent

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Authorized Person

GACP II, L.P., as a Lender

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Authorized Person

Amendment No. 4 to Amended and Restated Loan Agreement

HANMI BANK, as a Lender

By:	/s/ Jay Kim
Name: Jay Kim
Title:	EVP & Regional Chief Banking Officer

Amendment No. 4 to Amended and Restated Loan Agreement

EXHIBIT A

SPECIFIED EVENTS OF DEFAULT

1.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s delivery and/or filing of its audited annual financial statements for the Fiscal Year ended December 31, 2020, certified with a going concern qualification whereas Section 4.1(a) of the Loan Agreement required such audited annual financial statements to be certified without a going concern or like qualification or exception.

2.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s redemption of 7,862 shares of Class A common stock held by an employee on March 31, 2021, during the continuance of an Event of Default, whereas Section 5.10(e) of the Loan Agreement required that no Event of Default have occurred and be continuing upon any such redemption.

3.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s failure to deliver its unaudited financial statements for the Fiscal Months ended February 28, 2021, March 31, 2021, and April 30, 2021, required to be delivered under Section 4.1(b) of the Loan Agreement.

4.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s failure to deliver its unaudited financial statements for the Fiscal Quarter ended March 31, 2021, required to be delivered under Section 4.1(c) of the Loan Agreement.

5.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s failure to deliver a Compliance Certificate for the Fiscal Year ended December 31, 2020, required to be delivered under Section 4.2(b) of the Loan Agreement.

6.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s failure to deliver a Compliance Certificate for the Fiscal Months ended February 28, 2021, March 31, 2021, and April 30, 2021, required to be delivered under Section 4.2(b) of the Loan Agreement.

7.

An Event of Default under Section 6.1(c) of the Loan Agreement due to the Borrower’s failure to deliver a Compliance Certificate for the Fiscal Quarter ended March 31, 2021, required to be delivered under Section 4.2(b) of the Loan Agreement.

Exhibit A